Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   August 12, 2015-  Energy Services of America (the “Company”) (OTC: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015. Energy Services earned revenues of $35.1 million and $79.1 million, respectively, for the three and nine months ended June 30, 2015. Gross margins were $2.9 million and $6.3 million, respectively, for the three and nine months ended June 30, 2015. Net income available to common shareholders was $707,000 and $222,000, respectively, for the three and nine months June 30, 2015. The Company had EBITDA of $2.3 million ($0.16 per share) and $3.8 million ($0.27 per share), respectively, for the three and nine months ended June 30, 2015. The backlog at June 30, 2015 was $48.8 million.

Below is a comparison of the Company’s operating results:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue	$35,120,857	$21,486,057	$79,137,465	$60,580,891

Gross profit	2,928,165	1,723,345	6,278,170	5,364,116

Income from operations	1,413,619	191,663	1,217,026	444,048

Income (loss) from continuing operations before income taxes	1,282,990	(2,443)	845,470	(177,579)
Income tax expense (benefit)	503,352	(546,330)	405,260	(1,174,847)
Income from continuing operations	779,638	543,887	440,210	997,268

Dividends on preferred stock	77,250	77,250	231,750	309,000

Income from continuing operations available to common shareholders	702,388	466,637	208,460	688,268

Income (loss) from discontinued operations net of tax expense	4,176	(27,849)	13,170	(26,728)

Net income available to common shareholders	$706,564	$438,788	$221,630	$661,540

Revenues for the three and nine months ended June 30, 2015 increased $13.6 million and $18.6 million, respectively, compared to the same time periods in 2014 primarily due to increased work for natural gas and petroleum customers. Gross profit percentages increased for the three months ended June 30, 2015 to 8.3% compared to 8.0% for the same time period in 2014. However, gross margin percentages decreased for the nine months ended June 30, 2015 to 7.9% compared to 8.9% for the same time period in 2014. The Company attributes this to working natural gas transmission projects in inclement weather conditions during the second quarter of fiscal year 2015 and higher than expected profits on several transmission pipeline projects that completed in fiscal year 2014.

Douglas Reynolds, President, commented on the announcement. “The first nine months of fiscal year 2015 have been better than we anticipated when compared to our business plan. We attribute that to booking several natural gas transmission projects earlier in the fiscal year than what we expected. We have increased income from continuing operations before tax by $1.0 million when comparing the nine months ended June 30, 2015 to June 30, 2014.” Reynolds continued, “We lost out on some projects in the third quarter of fiscal year 2015 due to the competitive bidding process. Even with that, we feel that we have enough projects under contract to make fiscal year 2015 successful. We are still seeing considerable interest for our services, but most of the opportunities wouldn’t be an impact until fiscal year 2016. We currently have a projected backlog of $48.8 million and, additionally, we expect to sign a $10.0 million contract in the next couple months for work that will begin in fiscal year 2016.”

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenue	$35,120,857	$21,486,057	$79,137,465	$60,580,891
Cost of revenues	32,192,692	19,762,712	72,859,295	55,216,775
Gross margin	2,928,165	1,723,345	6,278,170	5,364,116
Selling and administrative expenses	1,514,546	1,531,682	5,061,144	4,920,068
Income from operations	1,413,619	191,663	1,217,026	444,048
Depreciation expense	842,130	843,366	2,582,252	2,538,052
EBITDA	$2,255,749	$1,035,029	$3,799,278	$2,982,100

Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
EBITDA per common share	$0.16	$0.07	$0.27	$0.21

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact:

Douglas Reynolds, President

304-522-3868